UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 22, 2016

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35707	37-1699499
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

In connection with the offer and sale in October 2013 by Liberty Media Corporation (“Liberty”) of its 1.375% Cash Convertible Senior Notes due 2023 (the “Notes”) pursuant to an indenture (the “Original Indenture”), Liberty entered into privately negotiated cash convertible note hedge transactions consisting of three purchased call options (the “2013 Bond Hedge Transactions”) with each of Deutsche Bank AG, London Branch, JPMorgan Chase Bank, National Association, and Wells Fargo Bank, National Association (the “Option Counterparties”). Initially, the 2013 Bond Hedge Transactions covered approximately 5,588,200 shares of Liberty’s Series A common stock (“Common Stock”), subject to anti-dilution adjustments pertaining to the Notes, which was equal to the number of shares of Common Stock initially underlying the Notes.

On April 15, 2016, Liberty amended and restated its certificate of incorporation and entered into a supplemental indenture (the “Supplemental Indenture”) to the Original Indenture, which provided that the Notes are now convertible into cash based on the product of the conversion rate specified in the Notes and a basket of tracking stocks (the “Securities Basket”) into which each outstanding share of Common Stock was reclassified (the “Reclassification”). Effective immediately after the time of the Reclassification, each Securities Basket consisted of one share of Series A Liberty SiriusXM common stock (“LSXMA”), 0.1 of a share of Series A Liberty Braves common stock (“BATRA”) and 0.25 of a share of Series A Liberty Media common stock (“LMCA”).  The BATRA component of the Securities Basket was adjusted to 0.1087 pursuant to anti-dilution adjustments arising out of the distribution on May 18, 2016 of subscription rights to purchase shares of Series C Liberty Braves common stock made to all holders of Liberty Braves common stock (the “Rights Distribution”).

In connection with the Reclassification and the entry into the Supplemental Indenture, Liberty entered into amendments to the 2013 Bond Hedge Transactions with each of the Option Counterparties to reflect the adjustments to the cash convertible note hedge transactions resulting from the Reclassification (the “Amended Bond Hedge Transactions”). As of the effective date of the Reclassification, the Amended Bond Hedge Transactions covered, in the aggregate, 5,271,475 shares of LMCA, 21,085,900 shares of LSXMA and 2,108,590 shares of BATRA, subject to anti-dilution adjustments pertaining to the Notes, which was equal to the aggregate number of shares comprising the Securities Baskets underlying the Notes at that time.  The aggregate number of BATRA shares relating to the Amended Bond Hedge Transactions was increased to 2,292,037, pursuant to anti-dilution adjustments arising out of the Rights Distribution. The Bond Hedge Transactions are intended to offset potential cash payments Liberty will be required to make in excess of the principal amount of the Notes, upon conversion of the Notes in the event that the volume-weighted average price of the Securities Basket, as measured under the cash convertible note hedge transactions on each trading day of the relevant cash settlement averaging period or other relevant valuation period, is greater than the strike price of $47.4251.

Concurrently with each 2013 Bond Hedge Transaction, Liberty also entered into separate privately negotiated warrant transactions with each of the Option Counterparties under which Liberty agreed to sell to the Option Counterparties warrants relating to the same number of shares of Common Stock as were underlying the 2013 Bond Hedge Transactions, subject to anti-dilution adjustments (the “2013 Warrant Transactions”). In connection with the Reclassification, Liberty entered into amendments to the 2013 Warrant Transactions with each of the Option Counterparties to reflect the adjustments to the warrant transactions resulting from the Reclassification (the “Amended Warrant Transactions”).  As of the effective date of the Reclassification, the Amended Warrant Transactions covered, in the aggregate, 5,271,475 shares of LMCA, 21,085,899 shares of LSXMA and 2,108,590 shares of BATRA, subject to anti-dilution adjustments.  The aggregate number of BATRA shares relating to the Amended Warrant Transactions was increased to 2,292,037, pursuant to anti-dilution adjustments arising out of the Rights Distribution. The strike price of the warrants was adjusted, as a result of the Reclassification, to $61.16.

The warrants are European options, and are exercisable in tranches on consecutive trading days starting after the maturity of the Notes. The Amended Warrant Transactions may have a dilutive effect with respect to the shares comprising the securities basket underlying the warrants to the extent that the settlement price exceeds the strike price of the warrants, and the warrants are settled in shares comprising such securities basket. Liberty may elect to settle its delivery obligation under the warrants with cash.

The Amended Bond Hedge Transactions and Amended Warrant Transactions are separate transactions entered into by Liberty with the Option Counterparties, are not part of the terms of the Notes and will not affect the noteholders’ rights under the Notes. The noteholders will not have any rights with respect to the Amended Bond Hedge Transactions or the Amended Warrant Transactions.

The Amended Bond Hedge Transactions and the Amended Warrant Transactions are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption provided by Section 4(a)(2) of the Securities Act.

The foregoing descriptions of each Amended Bond Hedge Transaction and Amended Warrant Transaction do not purport to be complete and are qualified in their entirety by reference to the related agreements, which will be filed by Liberty with its Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2016

LIBERTY MEDIA CORPORATION

	By:	/s/ Pamela L. Coe
Name: Pamela L. Coe
	Title:	Senior Vice President, Deputy
General Counsel and Secretary